Exhibit 99.1

Press Release

BayCom Corp Reports 2021 First Quarter Earnings of $4.5 Million

WALNUT CREEK, CA, April 22, 2021--(Business Wire) BayCom Corp (“BayCom” or the “Company”) (NASDAQ: BCML), the holding company for United Business Bank (the “Bank”), announced earnings of $4.5 million, or $0.40 per diluted share, for the first quarter of 2021, compared to earnings of $4.5 million, or $0.39 per diluted share, for the fourth quarter of 2020 and $2.8 million, or $0.23 per diluted share, for the first quarter of 2020. Net income for the first quarter of 2021 compared to the prior quarter was unchanged at $4.5 million, primarily as a result of a $1.9 million decrease in provision for loans losses, which was offset by a $831,000 decrease in noninterest income, a $702,000 increase in the income tax provision and a $217,000 decrease in net interest income.

Net income for the first quarter of 2021 compared to the same period in 2020 increased $1.7 million as a result of a $2.8 million decrease in noninterest expenses and a $1.7 million decrease in provision for loans losses, partially offset by a $2.0 million decrease in net interest income, an increase of $538,000 in the provision for income taxes and a $342,000 decrease in noninterest income. The decrease in noninterest expenses was related to transaction costs for the acquisition of Grand Mountain Bancshares (“GMB”) and its wholly owned subsidiary Grand Mountain Bank in the first quarter 2020 and the overall effort to manage costs in the current environment. No provision for loans losses was recorded during the first quarter of 2021, compared to a provision for loan losses of $1.7 million during the same period last year, when the COVID-19 pandemic started to significantly impact economic conditions. The impact of acquisition-related expenses was none for the quarter ended March 31, 2021, compared to $3.0 million, or $0.18 per diluted share, for both the fourth and first quarters of 2020.

George Guarini, President and Chief Executive Officer, commented, “During the first quarter of 2021, we continued to assist our clients and others in our communities through the second round of the Paycheck Protection Program and provided COVID-19 related loan modifications as needed. Although our asset quality metrics have remained steady, we will continue to proactively monitor modified loans and other loans we consider at heightened risk.”

Guarini continued, “Our results are encouraging despite the low interest rate environment and the difficulties we all face due to COVID-19. No provision for loan losses was recorded this quarter as we believe the level of our allowance for loan losses is adequate considering the current economic environment. Our capital position remained strong through these challenging times and we have continued our stock repurchases this quarter as part of our capital management strategy to create long-term value for our shareholders through the prudent deployment of capital.”

Guarini concluded, “Most importantly, I would like to thank our employees who have demonstrated their resilience and commitment to our communities by continuing to provide vital banking services and assistance despite the daily challenges caused by the pandemic.”

BayCom’s Response to COVID-19

Loan Programs. During the first quarter of 2021, the Bank continued its participation in the initial SBA Paycheck Protection Program (“PPP”) by processing applications for PPP loan forgiveness. As of March 31, 2021, the Bank has received SBA forgiveness for 384 PPP loans totaling $29.8 million out of the $140.2 million in PPP loans funded during the first PPP program. During the first quarter of 2021, the Bank began accepting and processing loan applications under the second PPP program enacted in December 2020. As of March 31, 2021, the Bank has funded 370 PPP loans totaling $48.3 million under the second PPP program. As of March 31, 2021, there was a total of 1,345 PPP loans outstanding totaling $158.7 million.

Loan Modifications and the Allowance for Loan Losses. The Bank continues to offer payment and financial relief programs for borrowers impacted by COVID-19 under the Coronavirus Aid, Relief and Economic Security Act”) and related regulatory guidance. As of March 31, 2021, 26 loans totaling $32.0 million were subject to payment forbearance agreements compared to 43 loans totaling $66.7 million at December 31, 2020. The primary relief for these borrowers is to allow interest only payments for up to 450 days. Since these loans were performing loans that were current on their payments prior to the COVID-19 pandemic, these modifications are not considered troubled debt restructurings through the earlier of January 1, 2022, or 60 days after the national emergency terminates. Modified loans are re-evaluated at the end of the initial deferral period and will either return to the original loan terms or be reassessed at that time to determine if a further modification should be granted and if a downgrade in risk rating is appropriate.

Based on our review of the appropriateness of the allowance for loan losses at March 31, 2021, the Company recorded no provision for loan losses for the first quarter of 2021, compared to a provision of $1.9 million in the preceding quarter and $1.7 million in the first quarter a year ago. No provision for loan losses was recorded this quarter primarily because of improvements in the economic forecast at March 31, 2021 as compared to prior quarters. We believe the steps we have taken over the course of the last five quarters are necessary to effectively manage our portfolio and assist our clients through the ongoing uncertainty surrounding the duration, impact and government response to the COVID-19 pandemic.

Branch Operations and Support Personnel. The Company remains focused on keeping its employees safe and the Bank running effectively to serve its clients. The Bank is managing branch access and occupancy levels in relation to cases and close contact scenarios, following governmental restrictions and public health authority guidelines, and encouraging remote work and supporting employees with paid time off. As of March 31, 2021, all of the Bank’s branch lobbies are now open.

First Quarter Performance Highlights:

●	Annualized net interest margin was 3.49% for the current quarter, compared to 3.44% in the preceding quarter and 4.22% in the first quarter a year ago.
●	Annualized return on average assets was 0.81% for both the current and preceding quarters, compared to 0.55% in the first quarter a year ago.
●	Assets totaled $2.3 billion at March 31, 2021, compared to $2.2 billion at both December 31, 2020 and March 31, 2020.
●	Loans, net of deferred fees, remained relatively unchanged at $1.6 billion at March 31, 2021, December 31, 2020 and March 31, 2020.
●	PPP loans totaled $158.7 million at March 31, 2021, compared to $135.6 million at December 31, 2020 and none at March 31, 2020.
●	Modified loans at March 31, 2021, primarily principal payment deferrals, related to COVID-19 totaled $32.0 million compared to $66.7 million at December 31, 2020 and none at March 31, 2020.
●	Nonaccrual loans totaled $9.8 million or 0.62% of total loans at March 31, 2021, compared to $8.4 million or 0.51% of total loans at December 31, 2020, and $8.3 million or 0.51% of total loans at March 31, 2020.
●	The allowance for loan losses totaled $17.5 million, or 1.10% of total loans outstanding, at March 31, 2021, compared to $17.5 million, or 1.06% of total loans outstanding, at December 31, 2020, and $9.1 million, or 0.56% of loans outstanding, at March 31, 2020. No provision was recorded during the current quarter compared to a provision for losses of $1.9 million in the preceding quarter, and $1.7 million in the same quarter a year ago.

●	Deposits totaled $1.9 billion at March 31, 2021, compared to $1.8 billion at both December 31, 2020 and March 31, 2020. At March 31, 2021, noninterest bearing deposits totaled $726.1 million or 37.7% of total deposits, compared to $678.4 million or 36.9% of total deposits at December 31, 2020 and $602.8 million or 33.9% of total deposits at March 31, 2020.
●	The Company repurchased 132,123 shares of common stock at an average cost of $16.66 per share during the first quarter of 2021, compared to 537,718 shares of common stock repurchased at an average cost of $13.97 per share during the fourth quarter of 2020, and 228,525 shares repurchased at an average cost of $20.11 per share during the same period in 2020.
●	The Bank remains a “well-capitalized” institution for regulatory capital purposes at March 31, 2021.

Earnings

Net interest income decreased $217,000, or 1.2%, to $18.1 million for the first quarter of 2021 from $18.3 million in the preceding quarter and decreased $1.9 million, or 9.7%, from $20.0 million in the same quarter a year ago. Average interest earning assets decreased $9.9 million, or 0.5%, for the three months ended March 31, 2021 compared to the prior quarter and as compared to the first quarter of 2020, increased $195.8 million, or 10.3%, largely due to PPP loans and our GMB acquisition. The average yield on interest earning assets for the three months ended March 31, 2021 was 3.91%, compared to 3.89% for the fourth quarter of 2020 and 4.74% for the first quarter of 2020.

Interest income on loans, including fees, decreased $482,000, or 2.4%, during the three months ended March 31, 2021, compared to the prior quarter primarily due to a $57.9 million decrease in the average loan balance. Interest income on loans, including fees, decreased $1.4 million, or 6.9%, during the three months ended March 31, 2021, compared to the same period in 2020 primarily due to a $76.3 million increase in average balance of loans outstanding, partially offset by a 55 basis point decline in the average loan yield. Interest income on loans included $675,000, $709,000 and $1.6 million in accretion of the net discount on acquired loans and revenue from purchase credit impaired loans in excess of discounts for the quarters ended March 31, 2021, December 31, 2020, and March 31, 2020, respectively. The net discount on these acquired loans totaled $2.7 million, $3.3 million, and $7.1 million at March 31, 2021, December 31, 2020, and March 31, 2020, respectively. Interest income also included $1.2 million in fees earned related to PPP loans in the quarter ended March 31, 2021 compared to $664,000 in previous quarter and none during the same quarter in 2020. As of March 31, 2021, total unrecognized fees on PPP loans were $4.4 million.

Annualized net interest margin was 3.49% for the first quarter of 2021, compared to 3.44% for the preceding quarter and 4.22% for first quarter of 2020. During the quarter, the low interest rate environment putting downward pressure on adjustable rate instruments adversely affected net interest margin, compared to the same quarter a year ago. The average yield on PPP loans was 4.51%, including the recognition of deferred fees, resulting in a positive impact to the net interest margin of three basis points during the quarter ended March 31, 2021, compared to an average yield of 2.89% and a negative impact to the net interest margin of 16 basis points during the previous quarter. The average yield on loans including the accretion of the net discount for the first quarter of 2021 and PPP fees was 4.79%, compared to 4.64% for the fourth quarter of 2020 and 5.34% for the same quarter last year. The accretion of the net discount on acquired loans increased the average yield on loans by 17 basis points during the first quarter of 2021 and the fourth quarter of 2020, compared to a 41 basis point increase during the first quarter of 2020. The incremental accretion and the impact on loan yield will change during any period based on the volume of prepayments, but it is expected to decrease over time as the balance of the net discount declines.

The average cost of funds for the first quarter of 2021 decreased to 0.71%, compared to 0.74% for the fourth quarter of 2020, and was 0.84% for the first quarter of 2020. The decrease in our cost of funds during the first quarter of 2021, compared to the fourth and first quarters of 2020, was primarily due to lower rates paid on deposits, partially offset by interest expense on the subordinated debt issued in the third quarter of 2020. The average balance of noninterest bearing deposits increased $5.5 million, or 0.8%, to $702.7 million for the three months ended March 31, 2021, compared to $697.2 million for the previous quarter and increased $103.5 million, or 17.3%, from $599.2 million for the same period in 2020.

Noninterest income for the first quarter of 2021 decreased $831,000, or 27.1%, to $2.2 million compared to $3.1 million in the previous quarter and decreased $342,000, or 13.3%, compared to $2.6 million for the same quarter in 2020. The decrease in noninterest income for the current quarter compared to the previous quarter was primarily due to a $389,000 decrease in income from our investment in a Small Business Investment Company (“SBIC”) fund and a $230,000 decrease in gain on sale of loans. The decrease in the gain on sale of loans was primarily due to a decrease in volume of loans sold this quarter. The decrease in noninterest income for the current quarter compared to the same period in 2020 was primarily due to a $117,000 decrease in loan servicing fees and other fees and a $101,000 decrease in service charges and other fees, as a result of lower transaction volumes in the context of the COVID-19 pandemic.

Noninterest expense for the first quarter of 2021 increased $176,000, or 1.3%, to $14.1 million compared to $13.9 million for the previous quarter and decreased $2.8 million, or 16.7%, compared to $16.9 million for the same quarter in 2020. The increase in noninterest expense for the first quarter of 2021 compared to the previous quarter was primarily due to an increase in equity-based compensation expense, partially offset by a decline in capitalized loan origination costs. Other expenses decreased during the first quarter of 2021 compared to the previous quarter primarily due to lower professional fees and a decrease in other miscellaneous expenses. The decrease in noninterest expenses for the first quarter of 2021 compared to the first quarter of 2020 was primarily due to the absence of $3.0 million of acquisition-related expenses, primarily data processing related expenses, in the current quarter. Excluding the acquisition-related expenses, noninterest expenses for the first quarter of 2021 increased $185,000, compared to the first quarter of 2020. The increase was comprised of higher salaries and employee benefits of $443,000, partially offset by decreases in data processing expenses of $139,000 and miscellaneous expense of $123,000. The increase in salaries and benefits from the first quarter of 2020 was attributable to higher salaries related to the increase in personnel from the GMB acquisition, higher equity incentive expenses and a decline in deferred salary costs due to lower new loan production.

The provision for income taxes increased $702,000 to $1.7 million for the first quarter of 2021, compared to $1.0 million for the fourth quarter of 2020, and increased $538,000 compared to $1.2 million for the first quarter of 2020. The increase in income tax provision in the first quarter of 2021 compared to the prior quarter was due to recording year-end adjustments to income taxes during the fourth quarter of 2020 and an increase in taxable income compared to the same quarter in 2020. The effective tax rate for the first quarter of 2021 was 27.3% compared to 18.1% for the fourth quarter of 2020 and 29.3% for the same quarter a year ago. The effective tax rate returned to normal levels in the first quarter of 2021.

Loans and Credit Quality

Loans, net of deferred fees, decreased $59.1 million to $1.6 billion at March 31, 2021 compared to December 31, 2020 and decreased $42.5 million compared to March 31, 2020. The decrease in loans at March 31, 2021 compared to December 31, 2020, was primarily due to loan repayments totaling $150.0 million including $25.6 million in PPP loan forgiveness, offset by loan originations totaling $80.8 million, including $48.3 million of new PPP loans.

Nonaccrual loans totaled $9.8 million or 0.62% of total loans at March 31, 2021, compared to $8.4 million or 0.51% of total loans at December 31, 2020, and $8.3 million or 0.51% of total loans at March 31, 2020. At March 31, 2021, nonaccrual loans guaranteed by government agencies totaled $885,000, compared to $850,000 at December 31, 2020 and $1.2 million at March 31, 2020. There were no accruing loans past due more than 90 days at March 31, 2021, compared to $233,000 at December 31, 2020 and $347,000 at March 31, 2020. Accruing loans past due between 30 and 89 days at March 31, 2021, were $643,000 as compared to $734,000 at December 31, 2020, and $10.8 million at March 31, 2020.

At March 31, 2021, the Company’s allowance for loan losses was $17.5 million, or 1.10% of total loans, compared to $17.5 million, or 1.06% of total loans, at December 31, 2020, and $9.1 million, or 0.56% of total loans, at March 31, 2020. No provision for loan losses was recorded in the first quarter of 2021, compared to the prior quarter provision of $1.9 million and $1.7 million for the same quarter last year. The provision for loan losses recorded in each period primarily reflects probable loan losses due to economic conditions driven by the impact of COVID-19 on the U.S. and global economies and to a lesser extent, the migration of acquired loans out of the discounted acquired loan portfolio. No charge-offs were recorded for the first quarter of 2021, compared to net charge-offs of $216,000 in the previous quarter and $13,000 during the same quarter in 2020. In accordance with acquisition accounting, loans acquired from acquisitions were recorded at their estimated fair value, which resulted in a net discount to the loans contractual amounts. Credit discounts are included in the determination of fair value and as a result, no allowance for loan losses is recorded for acquired loans at the acquisition date. However, the allowance for loan loss includes an estimate for credit deterioration of acquired loans that occurs after the date of acquisition, which is included in the loan loss provision in the period that the deterioration occurred. The discount recorded on the acquired loans is not reflected in the allowance for loan losses, or related allowance coverage ratios. As of March 31, 2021, acquired loans, net of their discounts, totaled $112.3 million and the remaining net discount on these acquired loans was $2.7 million, compared to $167.4 million of acquired loans and $3.3 million of net discounts at December 31, 2020, and $630.9 million of acquired loans and $7.1 million of net discounts at March 31, 2020.

Deposits and Borrowings

Deposits totaled $1.9 billion at March 31, 2021, compared to $1.8 billion at both December 31, 2020 and March 31, 2020. At March 31, 2021, noninterest bearing deposits totaled $726.1 million or 37.7% of total deposits, compared to $678.4 million or 36.9% of total deposits at December 31, 2020 and $602.8 million or 33.9% at March 31, 2020.

At March 31, 2021, the Company had outstanding junior subordinated debt, net of market-to-market, totaling $8.3 million related to junior subordinated deferrable interest debentures assumed in connection with its previous acquisitions. The Company issued $65.0 million of subordinated debt during the third quarter of 2020. At March 31, 2021, the Company had outstanding subordinated debt, net of cost to issue, totaling $63.4 million.

At March 31, 2021 and December 31, 2020, the Company had other borrowings outstanding totaling $5.0 million that carry a zero interest rate and mature in May 2021. At March 31, 2020, the Company had a $100.0 million advance from the FHLB of San Francisco comprised of two $50.0 million tranches. These advances had short term maturities and were paid back during the second quarter of 2020.

Shareholders’ Equity

Shareholders’ equity totaled $254.6 million at March 31, 2021, compared to $252.6 million at December 31, 2020, and $253.6 million at March 31, 2020. The increase in shareholders’ equity at March 31, 2021 compared to December 31, 2020 was primarily due to net income of $4.5 million, partially offset by the $2.1 million of stock repurchases. At March 31, 2021, 512,143 shares remain available for future purchases under the current stock repurchase plan.

About BayCom Corp

The Company, through its wholly owned operating subsidiary, United Business Bank, offers a full-range of loans, including SBA, FSA and USDA guaranteed loans, and deposit products and services to businesses and its affiliates in California, Washington, New Mexico and Colorado. The Bank also offers business escrow services and facilitates tax-free exchanges through its Bankers Exchange Division. The Bank is an Equal Housing Lender and a member of FDIC. The Company is traded on the NASDAQ under the symbol “BCML”. For more information, go to www.unitedbusinessbank.com.

Forward-Looking Statements

This release, as well as other public or shareholder communications released by the Company, may contain forward-looking statements, including, but not limited to, (i) statements regarding the financial condition, results of operations and business of the Company, (ii) statements about the Company’s plans, objectives, expectations and intentions and other statements that are not historical facts and (iii) other statements identified by the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," "intends" or similar expressions that are intended to identify "forward-looking statements", within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not historical facts but instead are based on current beliefs and expectations of the Company’s management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the Company’s control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change.

The novel coronavirus disease, or COVID-19, pandemic is adversely affecting us, our customers, counterparties, employees, and third-party service providers, and the ultimate extent of the impacts on our business, financial position, results of operations, liquidity, and prospects is uncertain. Continued deterioration in general business and economic conditions, including further increases in unemployment rates, or turbulence in domestic or global financial markets could adversely affect our revenues and the values of our assets and liabilities, reduce the availability of funding, lead to a tightening of credit, and further increase stock price volatility. In addition, changes to statutes, regulations, or regulatory policies or practices as a result of, or in response to COVID-19, could affect us in substantial and unpredictable ways. Other factors that could cause or contribute to such differences include, but are not limited to: expected revenues, cost savings, synergies and other benefits from our prior acquisitions might not be realized within the expected time frames or at all and costs or difficulties relating to integration matters, including but not limited to customer and employee retention, might be greater than expected; future acquisitions by the Company of other depository institutions or lines of business; legislative and regulatory changes; fluctuations in interest rates; the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses; the Company's ability to access cost-effective funding; fluctuations in real estate values and both residential and commercial real estate market conditions; demand for loans and deposits in the Company's market area; increased competitive pressures; changes in management’s business strategies; and other factors described in the Company’s latest Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission(“SEC”) that are available on our website at www.unitedbusinessbank.com and on the SEC's website at www.sec.gov.

The factors listed above could materially affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

The Company does not undertake - and specifically declines any obligation - to publicly release the result of any revisions, which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. When considering forward-looking statements, you should keep in mind these risks and uncertainties. You should not place undue reliance on any forward-looking statement, which speaks only as of the date made.

BAYCOM CORP

STATEMENTS OF COMPREHENSIVE INCOME (UNAUDITED)

(Dollars in thousands, except per share data)

	Three months ended
	March 31,	December 31,	March 31,
	2021	2020	2020
Interest income
Loans, including fees	$19,193	$19,675	$20,620
Investment securities and interest bearing deposits in banks	868	813	1,635
FHLB dividends	99	66	126
FRB dividends	112	114	109
Total interest and dividend income	20,272	20,668	22,490
Interest expense
Deposits	1,206	1,390	2,328
Subordinated debt	895	896	—
Other borrowings	87	81	125
Total interest expense	2,188	2,367	2,453
Net interest income	18,084	18,301	20,037
Provision for loan losses	—	1,916	1,713
Net interest income after provision for loan losses	18,084	16,385	18,324
Noninterest income
Gain on sale of loans	576	806	642
Service charges and other fees	604	585	705
Loan servicing fees and other fees	529	616	646
Gain on sale of premises	12	64	—
Income on investment in SBIC fund	263	652	344
Other income and fees	253	344	241
Total noninterest income	2,237	3,067	2,578
Noninterest expense
Salaries and employee benefits	8,885	8,500	8,708
Occupancy and equipment	1,815	1,754	1,811
Data processing	1,484	1,505	3,623
Other expense	1,901	2,150	2,776
Total noninterest expense	14,085	13,909	16,918
Income before provision for income taxes	6,236	5,543	3,984
Provision for income taxes	1,704	1,002	1,166
Net income	$4,532	$4,541	$2,818

Net income per common share:
Basic	$0.40	$0.39	$0.23
Diluted	0.40	0.39	0.23

Weighted average shares used to compute net income per common share:
Basic	11,273,604	11,628,217	12,343,565
Diluted	11,273,604	11,628,217	12,343,565

Comprehensive income
Net income	$4,532	$4,541	$2,818
Other comprehensive income:
Change in unrealized (loss) gain on available-for-sale securities	(1,101)	(264)	1,127
Deferred tax benefit (expense)	316	81	(317)
Other comprehensive (loss) income, net of tax	(785)	(183)	810
Comprehensive income	$3,747	$4,358	$3,628

BAYCOM CORP

STATEMENTS OF CONDITION (UNAUDITED)

At March 31, 2021, December 31, 2020 and March 31, 2020

(Dollars in thousands)

	March 31,	December 31,	March 31,
	2021	2020	2020
Assets
Cash and due from banks	$34,475	$29,683	$40,230
Federal funds sold	423,264	269,646	234,079
Cash and cash equivalents	457,739	299,329	274,309
Interest bearing deposits in banks	6,971	7,718	16,544
Investment securities available-for-sale	111,147	115,590	123,915
Federal Home Loan Bank ("FHLB") stock, at par	7,737	7,737	7,174
Federal Reserve Bank ("FRB") stock, at par	7,617	7,605	7,491
Loans held for sale	4,606	8,664	198
Loans, net of deferred fees	1,584,202	1,643,312	1,626,716
Allowance for loans losses	(17,500)	(17,500)	(9,100)
Premises and equipment, net	14,982	15,139	14,779
Other real estate owned ("OREO")	186	429	595
Core deposit intangible	7,848	8,302	9,661
Cash surrender value of bank owned life insurance policies, net	21,075	20,910	20,406
Right-of-use assets	12,168	12,049	14,531
Goodwill	38,838	38,838	38,838
Interest receivable and other assets	30,587	27,544	22,757
Total Assets	$2,288,203	$2,195,666	$2,168,814

Liabilities and Shareholders’ Equity
Noninterest bearing deposits	$726,119	$678,365	$602,750
Interest bearing deposits
Transaction accounts and savings	835,644	797,980	758,683
Premium money market	129,470	118,352	117,350
Time deposits	236,738	243,700	299,944
Total deposits	1,927,971	1,838,397	1,778,727
Other borrowings	5,000	5,000	100,000
Junior subordinated deferrable interest debentures, net	8,343	8,322	8,262
Subordinated debt, net	63,414	63,372	—
Salary continuation plans	4,100	4,009	3,738
Lease liabilities	12,398	12,328	14,892
Interest payable and other liabilities	12,427	11,647	9,634
Total liabilities	2,033,653	1,943,075	1,915,253

Shareholders’ Equity
Common stock, no par value	165,741	167,529	180,043
Retained earnings	86,897	82,365	71,457
Accumulated other comprehensive income, net of tax	1,912	2,697	2,061
Total shareholders’ equity	254,550	252,591	253,561
Total Liabilities and Shareholders’ Equity	$2,288,203	$2,195,666	$2,168,814

BAYCOM CORP

FINANCIAL HIGHLIGHTS (UNAUDITED)

(Dollars in thousands, except per share data)

	At and for the three months ended
	March 31,	December 31,	March 31,
Selected Financial Ratios and Other Data:	2021	2020	2020
Performance Ratios:
Return on average assets (1)	0.81%	0.81%	0.55%
Return on average equity (1)	7.10	7.07	4.42
Yield on earning assets (1)	3.91	3.89	4.74
Rate paid on average interest bearing liabilities	0.71	0.74	0.84
Interest rate spread - average during the period	3.20	3.15	3.90
Net interest margin (1)	3.49	3.44	4.22
Loan to deposit ratio	82.17	89.39	91.45
Efficiency ratio (2)	69.31	65.09	74.81
Charge-offs, net	$—	$(216)	$(13)

Per Share Data:
Shares outstanding at end of period	11,187,461	11,295,397	12,229,848
Average diluted shares outstanding	11,273,604	11,628,217	12,343,565
Diluted earnings per share	$0.40	$0.39	$0.23
Book value per share	22.75	22.36	20.81
Tangible book value per share (3)	18.58	18.19	16.77

Asset Quality Data:
Nonperforming assets to total assets (4)	0.44%	0.41%	0.41%
Nonperforming loans to total loans (5)	0.62%	0.53%	0.51%
Allowance for loan losses to nonperforming loans (5)	177.86%	202.22%	109.09%
Allowance for loan losses to total loans	1.10%	1.06%	0.56%
Classified assets (graded substandard and doubtful)	$16,319	$13,094	$13,707
Total accruing loans 30‑89 days past due	643	734	10,802
Total loans 90 days past due and still accruing	—	233	347
PPP loans to total loans (8)	9.99%	8.23%	—%
Loans with COVID-19 related payment modifications to total loans (8)	2.01%	4.05%	—%

Capital Ratios (6):
Tier 1 leverage ratio - Bank	10.52%	10.18%	10.13%
Common equity tier 1 - Bank	15.14%	13.82%	12.16%
Tier 1 capital ratio - Bank	15.14%	13.82%	12.73%
Total capital ratio - Bank	16.32%	14.92%	13.30%
Equity to total assets at end of period	11.12%	11.50%	11.69%

Loans:
Real estate	$1,251,648	$1,327,393	$1,431,777
Non-real estate	330,066	314,693	194,234
Nonaccrual loans	9,839	8,421	8,342
Mark to fair value at acquisition	(2,706)	(3,348)	(7,124)
Total Loans	1,588,847	1,647,159	1,627,229
Net deferred fees on loans (7)	(4,645)	(3,847)	(513)
Loans, net of deferred fees	$1,584,202	$1,643,312	$1,626,716

Other Data:
Number of full service offices	34	34	35
Number of full-time equivalent employees	308	315	315

(1)	Annualized.
(2)	Total noninterest expense as a percentage of net interest income and total noninterest income.
(3)	Tangible book value per share using outstanding common shares excludes goodwill and intangible assets. This ratio represents a non-GAAP financial measure.
(4)	Nonperforming assets consist of nonaccrual loans, loans 90 days past due and still accruing, and other real estate owned.
(5)	Nonperforming loans consist of nonaccrual loans and loans 90 days past due and still accruing.
(6)	Capital ratios are for United Business Bank only.
(7)	Deferred fees include $4.4 million, $3.5 million and none as of March 31, 2021, December 31, 2020, and March 31, 2020, respectively, in fees related to the PPP loans with an estimated weighted average life of 2.9 years.
(8)	These ratios represent a non-GAAP financial measure. See also non-GAAP financial measures below.

Non-GAAP Financial Measures:

In addition to results presented in accordance with generally accepted accounting principles utilized in the United States (“GAAP”), this earnings release contains the tangible book value per share, PPP loans to total loans and loans with COVID-19 related payment modifications to total loans, all non-GAAP financial measures. Tangible common shareholders’ equity is calculated by excluding intangible assets from shareholders’ equity. For this financial measure, the Company’s intangible assets are goodwill and core deposit intangibles. Tangible book value per share is calculated by dividing tangible common shareholders’ equity by the number of common shares outstanding at the end of the period. The Company believes that this measure is consistent with the capital treatment by our bank regulatory agencies, which excludes intangible assets from the calculation of risk-based capital ratios and presents this measure to facilitate comparison of the quality and composition of the Company’s capital over time and in comparison to its competitors. Management also believes that presenting PPP loans total loans and loans with COVID-19 related payment modifications to total loans provides investors with useful information regarding our loan portfolio as the PPP loans are guaranteed by the SBA and the loans with COVID-19 related payment modifications, which are not required to be classified as TDRs, may carry additional credit risk. Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied, and are not audited. Further, these non-GAAP financial measure should not be considered in isolation or as a substitute for the comparable financial measures determined in accordance with GAAP and may not be comparable to a similarly titled measure reported by other companies.

Reconciliation of the GAAP and non-GAAP financial measures is presented below.

	Non-GAAP Measures
	(Dollars in thousands, except per share data)

	March 31,	December 31,	March 31,
	2021	2020	2020

Tangible Book Value:
Total common shareholders’ equity	$254,550	$252,591	$253,561
less: Goodwill and other intangibles	46,686	47,140	48,499
Tangible common shareholders’ equity	$207,864	$205,451	$205,062

Total assets	$2,288,203	$2,195,666	$2,168,814
less: Goodwill and other intangibles	46,686	47,140	48,499
Total tangible assets	$2,241,517	$2,148,526	$2,120,315

Tangible equity to tangible assets	9.27%	9.56%	9.67%
Average equity to average assets	11.41%	11.69%	12.39%
Tangible book value per share	$18.58	$18.19	$16.77

	Non-GAAP Measures
	(Dollars in thousands)

	March 31,	December 31,	March 31,
	2021	2020	2020
Total loans (GAAP)	$1,588,847	$1,647,159	$1,627,229
PPP loans to total loans:
Total PPP loans (non-GAAP)	158,699	135,605	—
PPP loans to total loans (Non-GAAP)	9.99%	8.23%	—%

Loans with COVID-19 related payment modifications to total loans:
Total payment modifications related to COVID-19, beginning balance (Non-GAAP)	$66,720	$423,185	$—
less: Total payment modifications related to COVID-19, returned to normal payments (Non-GAAP)	34,736	356,465	—
Total payment modifications related to COVID-19, ending balance (non-GAAP)	$31,984	$66,720	$—
Loans with payment modifications related to COVID-19 to total loans (Non-GAAP)	2.01%	4.05%	—%

CONTACT:

BayCom Corp

Keary Colwell, 925-476-1800

kcolwell@ubb-us.com

Source: BayCom Corp